Exhibit 99.1

PEABODY ENERGY News Release

CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
April 20, 2004

PEABODY ENERGY (NYSE: BTU) ANNOUNCES
RESULTS FOR THE QUARTER ENDED MARCH 31, 2004

•	First quarter EBITDA grows 13% to $109.8 million

•	Revenues rise 16% to $788.6 million

•	Net income increases $33.8 million to $22.6 million

•	First quarter earnings total $0.40 per share

•	Peabody raises 2004 EBITDA targets to $525 to $550 million (including April 15 acquisitions), a 28% to 34% improvement over 2003

ST. LOUIS, April 20 – Peabody Energy (NYSE: BTU) today reported EBITDA of $109.8 million for the quarter ended March 31, 2004, a 13 percent increase over the prior year. Income for the quarter totaled $22.6 million, or $0.40 per share, compared with a prior-year loss of $11.2 million.

     “Peabody’s results exceeded management’s targets for the first quarter, as a result of favorable market conditions around the world,” said Peabody Chairman and Chief Executive Officer Irl F. Engelhardt. “Given our increasingly diverse product lines and our trading capabilities, we are positioned to benefit from the strong global markets.”

FINANCIAL RESULTS

     First quarter revenues of $788.6 million marked a 16 percent increase over the prior year. Sales volume rose 8 percent and revenues per ton increased 6 percent, driven by higher demand from U.S. electricity, steel and export customers.

     First quarter EBITDA totaled $109.8 million compared with $97.0 million in the prior year. Operating profit totaled $37.0 million, versus $34.5 million in the prior year. Net income totaled $22.6 million, or $0.40 per share, compared with a prior-year net loss of $11.2 million, or ($0.21) per share. Prior-year net income was impacted by $21.2 million in pre-tax early debt extinguishment charges and $10.2 million in net cumulative effects of changes in accounting principles.

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PEABODY ENERGY ANNOUNCES RESULTS – ADD ONE

     In the first quarter, Peabody completed the following important financial transactions:

•	Raising $383 million in net proceeds through the sale of 8.8 million shares of primary equity priced at $45 per share;

•	Netting $245 million in proceeds from 12-year senior unsecured notes priced at an attractive 5 7/8% coupon rate;

•	Lowering the effective interest rate on its $446 million term bank loan;

•	Increasing the revolving credit facility by $300 million to $900 million; and

•	Completing the secondary offering of the 10.3 million shares owned by Lehman Merchant Banking Partners II Fund L.P. and affiliates, achieving the final step in their exit from Peabody.

     “Peabody’s ability to access the low-cost capital markets allowed us to capture growth opportunities and complete an important secondary offering to facilitate the planned exit of the Lehman Merchant Banking Fund,” said Executive Vice President and Chief Financial Officer Richard A. Navarre. “These transactions also allowed us to enhance our float and liquidity, and improve our financial flexibility.”

     Peabody was also named by FORTUNE Magazine as one of the most admired companies in America during the first quarter. Peabody was the only coal company recognized.

BUSINESS HIGHLIGHTS

MINING OPERATIONS: Gross margin from U.S. mining operations increased $12.3 million over the prior year, to $144.8 million in the first quarter. Strong customer demand in all markets resulted in record first quarter sales volume of 51.9 million tons, higher prices and improved revenues. Shipments from Appalachia increased 650,000 tons, or 19 percent, as mines operated at higher levels than the prior year.

     Most of the company’s 29 operations performed above or near prior-year production levels. In the Western U.S., costs per ton approximated the prior year despite higher diesel fuel and explosive expenses. Timing for a planned upgrade of the train loading facilities at the North Antelope Rochelle Mine in the Powder River Basin was shifted from the first to second quarter.

     In the Eastern U.S., higher first quarter revenues overcame approximately $1.50 per ton in increased costs related to: upgrading steam coal to metallurgical quality; increased diesel fuel and steel expenses; a change of mix to higher-margin products; and the timing of substitute coal purchases to enable future production to be sold in higher-value markets. The company

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PEABODY ENERGY ANNOUNCES RESULTS – ADD TWO

experienced temporary geologic issues at two Kentucky mines, and dragline repairs at two mines in Indiana.

     Capital expenditures totaled $24.4 million in the first quarter, compared with $58.8 million in the prior year. Peabody now targets 2004 capital expenditures of $280 million to $300 million, including capital related to the new operations in Australia and Colorado.

SALES AND TRADING: Trading and brokerage operations contributed $14.2 million in gross margin in the first quarter. The company’s trading and brokerage operations continued to capitalize on price volatility in both domestic and international markets.

RESOURCE MANAGEMENT: Peabody’s first quarter gross margin from resource management totaled $4.8 million, compared with $5.3 million in the prior year. The current year included a $6.0 million after-tax benefit from the sale of a portion of Peabody’s interest in Penn Virginia Resources (NYSE: PVR), while the prior year included the sale of oil and gas rights in West Virginia.

     Also in the first quarter, Peabody received the draft air quality permit for the Prairie State Energy Campus, a 1,500 MW coal generating plant under development in Southwestern Illinois. Prairie State is receiving strong interest from potential partners and customers for the output of the plant, and has received resolutions of support from more than 15 counties, municipalities and associations in the region. The Thoroughbred Energy Campus, another 1,500 MW plant to be located in Western Kentucky, continues to progress through a hearing regarding its final air quality permit.

BUSINESS DEVELOPMENT: On April 15, Peabody closed on the purchase of three mines from RAG Coal International AG. They include: two Australian operations that are expected to produce 6.5 million to 7.0 million tonnes per year of metallurgical coal used by steel producers in Asia, Europe, and South America; and the Twentymile Mine in Colorado, which is expected to produce 8 million tons per year of steam coal that serves customers in the Midwest, Southwest and Mexico. Twentymile was the most productive mine in the Southwestern United States in 2003, and one of the largest and most productive underground mines in America.

     Peabody also continues to progress on an acquisition in Venezuela. It has a memorandum of understanding to purchase a 25.5 percent interest in the Paso Diablo Mine, a 6.5 million tonne-per-year operation that exports coal to customers in North America and

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PEABODY ENERGY ANNOUNCES RESULTS – ADD THREE

Europe. The purchase is subject to certain conditions that, if fulfilled, would lead to an expected closing in the second quarter.

MARKET OVERVIEW

     Coal markets continue to be strong worldwide, as a result of growing U.S., Pacific Rim and Chinese economies that are increasing coal demand for generation and steelmaking. Published indices also show improved year-over-year coal prices in most U.S. and global coal markets.

     In the United States, capacity utilization at coal-fueled generating plants continued to increase in the first quarter and is expected to reach record levels in 2004. First quarter electricity generation is estimated to have risen approximately 2 to 3 percent over the prior year. Average inventories at U.S. generators are estimated to stand at approximately 110 million tons – their lowest levels since February 2001. Demand in most U.S. coal markets is strong, although shipments are affected somewhat by railroad operating issues in the West and production problems at some Eastern U.S. mines.

     Competing fuels for U.S. electricity generation continue to face constraints as nuclear plants reach their capacity limits and high fuel costs render gas generating capacity uncompetitive for baseload generation. Interest in new U.S. coal plants is strong, with five new plants under construction and progress on proposed plants is being announced every week. Globally, more than 23,000 MW of new coal-fueled capacity is expected to come online in 2004, with approximately 18,000 MW of capacity planned for Asia and the Pacific Rim.

OUTLOOK

     The 2004 outlook discussed below reflects Peabody’s operations for the full year and the results of new mines in Australia and Colorado for 8.5 months.

     Peabody is raising its targeted 2004 production to 200 million to 205 million tons, with total sales volume of 220 million to 230 million tons. Peabody has committed and priced approximately 95 percent of the planned 2004 production as of March 31, 2004. Peabody has unpriced coal volumes of 55 to 65 million tons for 2005, and 110 to 120 million tons for 2006, based on planned production levels.

     Management expects strong market conditions and recent acquisitions to overcome external cost pressures, the effects of rail performance and the upgrade of handling facilities at a Powder River Basin mine. Peabody is targeting second quarter EBITDA of $120 million to $130 million and earnings per share of $0.35 to $0.50.

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PEABODY ENERGY ANNOUNCES RESULTS – ADD FOUR

     Management continues to expect the last half of 2004 to be stronger than the first half. Peabody is raising its full-year targets, with 2004 EBITDA of $525 million to $550 million and earnings per share of $2.10 to $2.50.

     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company. Its coal products fuel more than 10 percent of all U.S. electricity generation and more than 2.5 percent of worldwide electricity generation.

EBITDA (also called adjusted EBITDA) is defined as income before the cumulative effect of accounting changes before deducting net interest expense, early debt extinguishment costs, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

This information includes certain non-GAAP and pro forma financial measures as defined by SEC regulations. As required by those regulations, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is available in the “Investor Info” section of PeabodyEnergy.com.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: growth in coal and power markets; coal’s market share of electricity generation; the extent of the economic recovery and future economic conditions; milder-than-normal weather; railroad, port and other transportation performance and costs; the ability to renew sales contracts upon expiration or renegotiation; the ability to successfully implement operating strategies; the effectiveness of cost-cutting measures; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; the effects of currency exchange rates; credit, market and performance risk associated with customers; modification or termination of long-term coal supply agreements; reductions of purchases by major customers; risks inherent to mining including geologic conditions or unforeseen equipment problems; terrorist attacks or threats affecting our operations or our customers’ operations; replacement of reserves; implementation of new accounting standards; inflationary trends; the effects of interest rates on discounting liabilities; the effects of acquisitions or divestitures; and other risks detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.

Condensed Income Statements (Unaudited) For the Quarters Ended March 31, 2004 and 2003
(Dollars in Millions, Except Per Share Data)

	Quarter Ended
	March 2004	March 2003
Tons Sold (Millions)	51.9	48.0

Revenues	$788.6	$681.2
Operating Costs	651.0	558.9
Depreciation, Depletion & Amortization	59.8	56.0
Asset Retirement Obligation Expense	13.0	6.5
Selling & Administrative	27.8	25.3

Operating Profit	37.0	34.5
Interest Income	(0.9)	(0.7)
Interest Expense:
Debt-Related Interest	18.5	23.2
Surety Bond and Letter of Credit Fees	2.8	2.9
Early Debt Extinguishment Costs	—	21.2
Income Tax Benefit	(6.3)	(12.2)
Minority Interests	0.3	1.1

Income (Loss) Before Cumulative Effect of
Changes in Accounting Principles	22.6	(1.0)
Cumulative Effect of Changes in Accounting
Principles, Net of Taxes	—	(10.2)

Net Income (Loss)	$22.6	$(11.2)

Diluted EPS(1):
Income (Loss) Before Cumulative Effect of
Changes in Accounting Principles	$0.40	$(0.02)
Cumulative Effect of Changes in Accounting
Principles, Net of Taxes	—	(0.19)

Net Income (Loss)	$0.40	$(0.21)

EBITDA	$109.8	$97.0

(1)	Weighted average diluted shares outstanding were 57.2 million and 52.4 million for the quarters ended March 31, 2004 and 2003, respectively.

Supplemental Financial Data (Unaudited) For the Quarters Ended March 31, 2004 and 2003

	Quarter Ended
	March 2004	March 2003
Revenue Summary (Dollars in Millions)
Mining Operations	$657.7	$570.5
Australian Mining Operations	8.5	6.3
Trading & Brokerage Operations	113.8	100.7
Other	8.6	3.7

Total	$788.6	$681.2

Tons Sold (In Millions)
East	12.5	11.1
West	32.6	30.4
Australian Mining Operations	0.3	0.2
Trading & Brokerage	6.5	6.3

Total(1)	51.9	48.0

Revenues per Ton — Mining Operations
East	$28.19	$26.07
West	9.34	9.27
Total	14.58	13.76
Operating Costs per Ton — Mining Operations(2)
East	$23.30	$21.30
West	6.78	6.65
Total	11.37	10.57
Gross Margin per Ton — Mining Operations(2)
East	$4.89	$4.77
West	2.56	2.62
Total	3.21	3.19
Operating Profit per Ton	$0.71	$0.72
	Dollars in Millions
Gross Margin — Mining Operations	$144.8	$132.5
Gross Margin — Australian Mining Operations	0.9	1.9
Gross Margin — Trading & Brokerage Operations	14.2	17.0
Gross Margin — Resource Management	4.8	5.3
Selling & Administrative	(27.8)	(25.3)
Other Operating Costs, Net	(27.1)	(34.4)
EBITDA	109.8	97.0
Depreciation, Depletion & Amortization	(59.8)	(56.0)
Asset Retirement Obligation Expense	(13.0)	(6.5)
Operating Profit	37.0	34.5
Operating Cash Flow	10.7	57.5
Capital Expenditures	24.4	58.8

(1)	Metallurgical sales totaled 1.35 million tons for the first quarter of 2004, compared with 1.02 million in the prior year. Total non-U.S. sales were 2.6 million tons for the first quarter of 2004, compared with 2.6 million tons in the prior year.

(2)	Excludes depreciation, depletion, and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets March 31, 2004 and Dec. 31, 2003
(In Millions)

	(Unaudited)
	Mar. 31,	Dec. 31,
	2004	2003
Cash & Cash Equivalents	$779.4	$117.5
Receivables	176.9	220.9
Inventories	271.5	246.5
Assets from Coal/Allowance Trading Activities	145.3	58.3
Other Current Assets	44.6	39.5

Total Current Assets	1,417.7	682.7
Net Property, Plant & Equipment	4,262.6	4,281.0
Investments & Other Assets	331.3	316.6

Total Assets	$6,011.6	$5,280.3

Current Maturities of Debt	$20.0	$23.0
Liabilities from Coal/Allowance Trading Activities	117.6	36.3
Accounts Payable & Accruals	562.2	572.6

Total Current Liabilities	699.8	631.9
Long-Term Debt	1,421.7	1,173.5
Deferred Taxes	425.1	434.4
Other Long-Term Liabilities	1,925.4	1,906.5

Total Liabilities	4,472.0	4,146.3
Minority Interests	1.9	1.9
Stockholders’ Equity	1,537.7	1,132.1

Total Liabilities & Stockholders’ Equity	$6,011.6	$5,280.3

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.